NewsRelease

60 FRONTAGE ROAD, ANDOVER, MASSACHUSETTS 01810	TEL. 978/475-9090 FAX: 978/474-9204

Dynamics Research Corporation
Provides Preliminary First Quarter 2006 Results

ANDOVER, Mass.—April 27, 2006—Dynamics Research Corporation (Nasdaq:DRCO) today announced preliminary first quarter 2006 results.
Preliminary Financial Results
The company announced that, on a preliminary basis, revenue for the first quarter ended March 31, 2006 was approximately $68 million compared with an estimated revenue range for the first quarter of $69 to 71 million. Diluted earnings per share are expected to be approximately $0.16 including the effect of FAS 123R compared with expectations of diluted earnings per share in the first quarter in the range of $0.21 to $0.23.
“Revenue and earnings were lower than our expectations for the quarter as a result of a delayed start on a significant new task order, which was awarded early in the quarter. Delays in contract awards and funding, as well as slower than expected ramp-up on other new contracts awarded, also lowered the revenues realized in the quarter. In addition, while we were awaiting award of a new contract with a significant customer we made the decision to continue performing our work for this customer in order to avoid a break in service,” reported James P. Regan, DRC chairman, president and chief executive officer. “Earnings also were affected by a higher than anticipated level of business development and bid and proposal activity. During the first quarter we received new and renewal business with a potential value of $78 million.”
Conference Call
The company will conduct a first quarter 2006 conference call on Wednesday, May 3, 2006 at 8:30 a.m. ET. A news release, with the company’s first quarter 2006 financial results and updated guidance for the full year 2006, will be issued after the market closes on May 2, 2006.
James P. Regan, Chairman, President and Chief Executive Officer, and David Keleher, Senior Vice President and Chief Financial Officer will host the call.
The call will be available via telephone at (800) 458-9009, and accessible via Web cast at www.drc.com. Recorded replays of the conference call will be available on Dynamics Research Corporation’s investor relations home page at www.drc.com and by telephone at (888) 203-1112, passcode #3661414, beginning at 10:00 a.m. ET May 3, 2006 through 11:59 p.m. ET May 10, 2006.
About Dynamics Research Corporation
DRC is headquartered in Andover, Massachusetts and has major offices in Vienna, Virginia and Fairborn, Ohio. The company has 27 additional field offices throughout the United States providing direct support to all branches of the Department of Defense and several state government agencies.

Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For more than 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit our website at www.drc.com.
Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACT:	Investors:	Elise Caffrey, Vice President & Treasurer
(978) 289-1545 ecaffrey@drc.com